UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2009

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:

This Form 8-K/A amends the Form 8-K filed by Yahoo! Inc. (the “Company”) on April 21, 2009 (the “Original 8-K”), disclosing its plans to reduce its number of current employees worldwide by approximately 5 percent. This 8-K/A is being filed to amend the Original 8-K to update the disclosures made therein.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 21, 2009, the Company filed the Original 8-K disclosing its plans to reduce its number of current employees worldwide by approximately 5 percent. At the time of filing the Original 8-K, the Company was unable to estimate the total charges expected to be incurred in connection with the workforce reduction.

The Company estimates that it will incur total pre-tax cash charges of between $30 million and $34 million in severance pay expenses and related cash expenditures in connection with this workforce reduction. The pre-tax cash charges will be offset by a credit related to stock-based compensation expense reversals for forfeited stock-based awards of between $7 million and $8 million, resulting in restructuring charges, net of between $22 million and $27 million, all of which are expected to be recorded in the second quarter of 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.
(Registrant)

By:	/s/ Michael J. Callahan
Name:	Michael J. Callahan
Title:	Executive Vice President, General Counsel and Secretary

Date: June 19, 2009